Exhibit 3.10

CERTIFICATE OF ELIMINATION

OF THE

SERIES C PREFERRED STOCK

OF

ANDOVER MEDICAL, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that

1.             The name of the corporation is Andover Medical, Inc. (the “Corporation”).

2.             The designation of the series of shares of stock of the Corporation to which this certificate relates is the Series C Preferred Stock.

3.             The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series C Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation.  A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.

4.             The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of Series C Preferred Stock of the Corporation are outstanding,

RESOLVED, that none of the authorized shares of Series C Preferred Stock of the Corporation subject to the Certificate of Designation of the Corporation (the “Series C Preferred Certificate of Designation”) previously filed with the Secretary of State of the State of Delaware on February 13, 2008 will be issued;

RESOLVED, that the 10,500 Series C Preferred Shares that were authorized by the Series C Preferred Certificate of Designation but never issued be eliminated and that all references to Series C Preferred Stock be deleted from the Certificate of Incorporation;

RESOLVED, that the form, terms and provisions of the Certificate Elimination of the Series C Preferred Stock of the Corporation to be filed in the State of Delaware be, and the same hereby are, authorized and approved in all respects;

RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such further action and to execute and deliver in the name and on behalf of the Corporation, all such agreements, instruments, certificates and documents, and to pay such expenses, as in their judgment shall be necessary, proper or advisable in order fully to carry out the intent and accomplish the purposes of the foregoing resolutions.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer as of the 8th day of April, 2008.

/s/ Edwin A. Reilly

Edwin A. Reilly, President and
Chief Executive Officer